UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 240.14a-12

CVENT HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

INTERNAL FAQS – Cvent & Blackstone

Q:	What happened?

•

On Tuesday, March 14, Cvent announced that it signed a definitive agreement to be acquired by Blackstone for $4.6B or $8.50 per share. This represents a 52% premium over the 90-day volume weighted average unaffected share price.

•

Following a deliberate and thoughtful process, Cvent’s board unanimously approved the transaction, which is expected to deliver a great outcome for its stockholders, providing a certain and substantial cash value at an attractive premium.

•	We expect the transaction to close mid-year 2023, pending regulatory review and a stockholder vote. Until transaction close, the parties will remain separate and independent.

Q:	Can I talk to our customer or prospects about this news?

A:

For our customer-facing teams, we will distribute an external FAQ to you shortly to help you answer any questions you receive. Please only leverage this resource to respond to inquiries. Do not proactively reach out to customers or prospects about this news.

Q:	Can I share this announcement on social media?

A:

Please refrain from posting about this announcement, engaging in online conversations, or providing your own commentary on what this means for Cvent or the industry. Do not share Cvent’s posts on the transaction, comment on the transaction or engage with others on social media (including likes or retweets) around the transaction using personal accounts.

Q:	Why is this acquisition happening now?

A:

As part of its fiduciary duty, Cvent’s board regularly evaluates opportunities to enhance stockholder value. When Cvent received an initial acquisition proposal from Blackstone, the Board reviewed the proposal against our strategic alternatives and ran a robust process in consultation with its legal and financial advisors. We firmly believe this transaction maximizes value for stockholders.

•	Following a deliberate and thoughtful process, Cvent’s board unanimously determined that the transaction with Blackstone is in the best interests of Cvent and its stockholders.

•

We’re extremely grateful for Vista’s support over the last 6 years. They have been a terrific partner and have helped us to become the company we are today. We’re excited to continue our journey with Blackstone.

•	Further details on our process will be available in Cvent’s public filings that you can access on investors.cvent.com.

Q:	Is this good news for Cvent?

A:

Yes! We have found a terrific partner for the next phase of Cvent’s growth. Blackstone is extremely attracted to Cvent because of our strong brand, world-class solutions, global reach, extraordinary customers and talented employees. Blackstone is committed to investing in our mission of delivering the world’s most innovative and comprehensive solutions for meetings and events. It is that commitment that makes Blackstone such a great partner for the future.

INTERNAL FAQS – Cvent & Blackstone

Q:	Will Cvent continue to operate as we do today?

A:

Yes, we will continue to focus on achieving our business goals, supporting and delighting our customers, delivering innovative solutions and driving growth while expanding our profit margins. Blackstone is excited to help us reach our long-term goal of becoming the de facto industry standard. It is business as usual at Cvent, now and moving forward.

Q:	Who is Blackstone?

A:

Blackstone is a leading asset management firm with an outstanding reputation for investing in the best technology companies to accelerate their growth. They also have extensive experience in the events, hospitality, and real estate sectors. Blackstone was attracted to Cvent because of our strong brand, world-class solutions, and extraordinary customers and employees. Blackstone is committed to investing in our mission of delivering the world’s most innovative and comprehensive solutions to power the entire meetings and events ecosystem.

Q:	Will the new owners bring in a new team?

A:

One of the major reasons Blackstone is acquiring Cvent is the strength and tenured experience of Cvent’s Senior Management team. Blackstone’s investment strategy involves identifying and partnering with existing management to pursue growth opportunities. Our day-to-day operations will remain “business as usual.” The transaction will take a number of months to close, and until then, we will continue operating as an independent publicly traded company.

Q:	Does this change our overall business strategy and objectives?

A:

No. Blackstone is acquiring Cvent in large part because of our strong go-to-market strategy, ample growth opportunity, industry-leading solutions and strong global team. Blackstone is extremely excited about Cvent’s future and is fully invested in our mission to become the de facto industry standard.

Q:	Does this mean that Cvent will no longer be a public company?

A:

Yes. Once the transaction officially closes, Cvent will no longer be a publicly traded company and our shares currently trading under the ticker symbol CVT will no longer be traded on the Nasdaq. We are excited to enter this next chapter in partnership with Blackstone.

Q:	What will this change mean for me?

A:

It’s business as usual for Cvent. Until this transaction closes, we are still a publicly traded company and will continue to operate like one. You will see no change in your day-to-day work, and our customers remain our top priority.

INTERNAL FAQS – Cvent & Blackstone

Q:	Does this mean our values are going to change?

A:	No, our values still reflect our core beliefs around our employees and our customers. We will continue to lead the market conversation and embrace the Soul of Cvent to drive our future success.

Q:	What changes are planned?

A:

At this time, we’re not anticipating any significant changes. Our day-to-day operations will remain “business as usual” and we will continue to operate independently until close. While our company’s ownership structure will change upon the close of the transaction, our primary focus continues to be on delivering a very solid performance in 2023 and meeting our growth and profitability objectives.

Q:	Will there be any impact to jobs at Cvent?

A:

While we can never guarantee the future, we’re not anticipating any major changes. It’s just business as usual for all of us. Blackstone acquired Cvent in large part because of our strong go-to-market strategy, loyal customer base, robust platform, and large global reach. But most importantly, they acquired us because of our incredible employees and tenured leadership team. They believe in our long-term opportunity and position in the market.

Q:	What does this mean for my pay and benefits?

A:	Your pay and benefits remain in place, and vacation, holidays, and health insurance will be paid in the ordinary course of business during this process.

Q:	Will this announcement impact merit increases and bonus payouts?

A:

No. This announcement will not impact 2023 merit increases or 2022 bonus payouts. Your merit increases will be retroactively effective on the dates previously communicated by HR and as we’ve stated before, the plan is to have these retroactive increases reflected in your March 31st paycheck. In addition, as we outlined last month, we expect to pay bonuses on March 31st.

Q:	I am a manager with an open position. Can I continue to hire?

A:

As you know, we have been watching hiring closely over the last few quarters. While we expect business to continue as usual, please confirm with your manager before proceeding with your hiring plans and follow the normal approval process.

Q:	What about Sales or Incentive Compensation?

A:	We are not currently making changes to the sales / incentive compensation programs.

Q:	Will I be able to buy or sell Cvent stock?

A:

All Cvent employees are required to comply with the Company’s Insider Trading Policy and may not buy or sell shares if you have material, non-public information. If you are a member of the “Preclearance Group,” you must obtain preclearance prior to any trades and you are restricted from transacting when the trading window is closed. Finally, the Company reserves the right at any time to prohibit the purchase or sale of Company shares by its employees. If you have questions about the Company’s Insider Trading Policy or if you need help evaluating whether you have material non-public information regarding Cvent, please reach out to the legal department at legalhelp@cvent.com.

INTERNAL FAQS – Cvent & Blackstone

Q:	What happens to my vested stock options?

A:

Once the transaction closes, any vested stock options will be converted into the right to receive an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the number of shares of stock subject to such stock options and (ii) the excess, if any, of $8.50 over the exercise price per share of such stock options. Payment in respect of your vested stock options will be made within 5 days after the closing. Vested options will remain exercisable prior to closing.

Q:	What happens to my unvested stock options?

A:

Unvested stock options will continue to vest in accordance with their terms until the closing of the transaction. At the closing, any unvested stock options will be converted into the right to receive an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the number of shares of stock subject to such stock options and (ii) the excess, if any, of $8.50 over the exercise price per share of such stock options. Such cash payment will be subject to your continued service with the Company through the same vesting dates as the underlying stock options and will vest and be payable at the same time as the underlying stock options for which such cash payment was exchanged, subject to the terms and conditions of the award agreement pursuant to which such stock options were granted.

Q:	What happens to my vested RSUs?

A:

At the closing of the transaction, any vested and unsettled RSUs will be converted into the right to receive an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the number of shares of stock subject to such RSUs and (ii) $8.50. Payment in respect of your vested RSUs will be made within 5 days after the closing.

Q:	What happens to my unvested RSUs?

A:

Unvested RSUs will continue to vest in accordance with their terms until the closing of the transaction. At the closing, any unvested RSUs will be converted into the right to receive an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the number of shares of stock subject to such RSUs and (ii) $8.50. Such cash payment will be subject to your continued service with the Company through the same vesting dates as the underlying RSUs and will vest and be payable at the same time as the underlying RSUs for which such cash payment was exchanged, subject to the terms and conditions of the award agreement pursuant to which such RSUs were granted.

INTERNAL FAQS – Cvent & Blackstone

Q:	How will I be taxed on my equity holdings?

A:	The tax consequences vary depending on the type of equity (stock, RSUs or stock options), your personal circumstances, and where you live. Please consult with your tax advisor for any tax questions.

Q:	What price will be used to value the equity?

A:	All stockholders will receive the same price of $8.50 per share upon close of the transaction.

Q:	Who should I contact with questions about the transaction?

A:

If you have any questions about this transaction, please speak with your manager or a member of our leadership team. All investor inquiries about the transaction should be directed to Billy Newman (bnewman@cvent.com). All media inquiries, as is standard practice, should be directed to Erica Stoltenberg (estoltenberg@cvent.com).

Q:	What will happen with the Employee Stock Purchase scheduled for May 31, 2023?

A:

For employees who have been actively participating in the Employee Stock Purchase Plan, we will purchase shares on the earlier of (1) the scheduled purchase date under terms of the Employee Stock Purchase Plan or (2) the closing of the transaction. We are unable to commence a new offering period after the current offering period ends.

Q:	What will happen to shares of stock already purchased through the Employee Stock Purchase Plan?

A:

Any shares of Company stock that you own outright, including shares acquired through the Employee Stock Purchase Plan that you are holding will be converted into the right to receive a cash payment of $8.50 per share at the closing of the transaction.

INTERNAL FAQS – Cvent & Blackstone

Forward-Looking Statements

This communication contains and Cvent Holding Corp.’s (the “Company”) other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed merger (the “Merger”) with an affiliate of private equity funds managed by Blackstone (“Blackstone”) may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement with Blackstone (the “Merger Agreement”), including in circumstances requiring the Company to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts the Company’s current plans and operations; (vi) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, including hotels and venues, in light of the proposed Merger; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed Merger; (ix) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (x) continued availability of capital and financing and rating agency actions; (xi) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xiii) the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and demand for events and meetings, the return to in-person events, demand for advertising and software solutions, and demand for an integrated platform; (xiv) uncertainty as to timing of completion of the proposed Merger; (xv) risks that the benefits of the Merger are not realized when and as expected; and (xvi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2022, and subsequent filings. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the information statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the pending Merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending Merger. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER.

INTERNAL FAQS – Cvent & Blackstone

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investors.cvent.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at CventIR@ircinc.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the pending Merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2022 annual proxy statement filed with the SEC on April 8, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available. These documents can be obtained free of charge from the sources indicated above.